EXHIBIT 99.2

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tmurphy@webershandwick.com
eileen.mcintyre@cubist.com

Cubist Pharmaceuticals Announces Start of First-in-Human Clinical Trial for Investigational New Drug for Clostridium difficile infections

Lexington, MA, February 12, 2009 — Cubist Pharmaceuticals, Inc. (Nasdaq: CBST), announced today that it has begun dosing in the First-in-Human clinical trial with CB-183,315, an investigational antibacterial drug candidate intended to treat patients with a severe and sometimes life-threatening diarrhea caused by Clostridium difficile known as C. difficile associated diarrhea, or CDAD. CB-183,315 is a novel antibacterial agent discovered by Cubist scientists that has potent bactericidal activity against C. difficile bacteria and has demonstrated preclinical safety and efficacy in animal models.  The IND for CB-183,315 was submitted to the FDA in December 2008.

The current Phase 1 trial is the first time CB-183,315 has been given to humans and is designed to evaluate the safety and pharmacokinetics of single escalating oral doses of CB-183,315 in normal human subjects.  “We are excited to see one of our internal drug candidates progress to human testing, particularly when patients for which this therapy is intended are in significant need of alternatives to currently available treatments” said SVP and Chief Scientific Officer Steve Gilman.  If the results of the Phase 1 safety trials are positive, Cubist plans to conduct Phase 2 studies to examine the safety and efficacy of CB-183,315 in C. difficile infected patients.

Cubist President and CEO Mike Bonney said, “The beginning of this Phase 1 trial is an important moment for Cubist as it marks the first time that a drug that originated in our labs has entered a Phase 1 trial. We are committed to addressing the high unmet medical need that exists for a therapy to defeat the increasingly virulent strains of CDAD.”

About CDAD

CDAD is a disease caused by an overgrowth of, and subsequent toxin production by, Clostridium difficile, a resident anaerobic spore-forming Gram-positive bacterium of the lower gastrointestinal tract. This overgrowth is caused by the use of antibiotics for the treatment of common community and hospital acquired infections. Although they treat the underlying infection, many antibiotics disrupt the natural gut flora and allow Clostridium difficile to proliferate. Clostridium difficile produces enterotoxin and cytotoxin, which can lead to severe diarrhea, sepsis and even death. CDAD rates and severity are increasing, due in part to the spread of a new strain of Clostridium difficile with increased virulence and greater resistance to fluoroquinolones. According to an article in the October 2008 issue of the New England Journal of Medicine, during the mid- and late-1990s, the reported incidence of Clostridium difficile infection in acute care hospitals in the United States remained stable at 30 to 40 cases per 100,000. In 2001, this number rose to almost 50, with subsequent increases to the point that the number of cases of Clostridium difficile infection that were reported in 2005 (84 per 100,000) was nearly three times the 1996 rate (31 per 100,000).

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist began promoting MERREM I.V.® (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by Astra Zeneca. The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials for the prevention of blood loss during cardiothoracic surgery, IND-stage programs that address unmet medical needs in multidrug-resistant Gram-negative infections and CDAD (Clostridium difficile-associated diarrhea), and a pre-clinical program targeting HCV (Hepatitis C infections). Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the development of CB-183,315 in C. difficile infected patients. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) CB-183,315 may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials; (ii) clinical trials of CB-183,315 may not be successful or conducted in a timely manner; (iii) others may develop technologies or products superior to CB-183,315 in C. difficile infected patients; (v) technical difficulties or excessive costs relating to the manufacture of CB-183,315; (vii) Cubist may not be able to maintain and enforce the intellectual property protecting CB-183,315; and (viii) other unanticipated or unexpected risks that may be encountered with respect to the development or manufacture of CB-183,315. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

###